Exhibit 99.1

GameStop Reports Second Quarter 2010 Results

Video Game Software Sales Increase 5.3%

National Roll-out of New Initiatives Underway

GRAPEVINE, Texas--(BUSINESS WIRE)--August 19, 2010--GameStop Corp. (NYSE: GME), the world’s largest video game and entertainment software retailer, today reported sales and earnings for the second fiscal quarter ended July 31, 2010.

Financial Results

Total sales for the second quarter increased 3.4% to $1.80 billion, in comparison to $1.74 billion in the prior year quarter. Comparable store sales increased 0.9%, primarily attributable to sell through of new hardware systems and new video game titles. Strong market share gains contributed to a 5.3% increase in new video game software sales.

The top five selling games during the quarter were Rockstar Games’ Red Dead Redemption, Nintendo’s Super Mario Galaxy 2, THQ’s UFC Undisputed 2010, StarCraft II: Wings of Liberty by Blizzard Entertainment and EA Sports’ NCAA Football 11.

Net earnings for the second quarter increased 4.2% to $40.3 million, as compared to net earnings of $38.7 million in the prior year quarter. Diluted earnings per share increased 13.0% to $0.26, as compared to $0.23 in the prior year quarter.

J. Paul Raines, Chief Executive Officer, said, “GameStop’s second quarter results demonstrate the resiliency of our business model as we achieved both top-line and earnings growth despite the ongoing volatility in the global economy. Our U.S. operations were strong relative to the industry with solid comparable store sales and continued new video game market share gains. Internationally, we continue to focus on the execution of GameStop’s buy-sell-trade model to improve operational efficiencies.”

Dan DeMatteo, Executive Chairman, stated, “Based on the outstanding initial results of our new customer loyalty program and selling downloadable content (DLC) in stores, we will accelerate and complete the national roll-out of both programs in the third quarter. Additionally, we purchased Kongregate, a leading social gaming destination, to advance our digital strategy. These investments are evaluated with a focus of increasing return on invested capital over a period of time. In addition, we are reviewing the use of excess cash to enhance shareholder returns.”

The company also announced that during the second quarter, it completed its $300 million share repurchase program. GameStop repurchased and retired 2,520,400 shares of its common stock at an average cost of $20.93 per share, spending the remaining $52.8 million available.

Year-to-date, GameStop has opened 99 net new stores: 48 in the U.S., 35 in Europe, 6 in Canada and 10 in Australia/New Zealand.

Updated Guidance

Based on the success of the company’s new PowerUp Rewards loyalty program and in-store DLC sales pilot, these two initiatives will be rolled out nationally during the third quarter. GameStop is adjusting its third quarter diluted earnings per share guidance to range from $0.35 to $0.38 to account for incremental expenses related to these programs as well as for the upfront expenses of the Kongregate acquisition and investments in e-commerce.

GameStop is maintaining its full year diluted earnings per share guidance range of $2.58 to $2.68, representing a 14% to 18% increase over fiscal 2009. The company projects that $0.03 per share of earnings will be realized in the fourth quarter from these new customer initiatives and the launch of Microsoft’s Kinect.

The company expects comparable store sales for the third quarter to range from +3.0% to +6.0% and full year comparable store sales are still expected to range from flat to +2.0%.

About GameStop

Headquartered in Grapevine, TX, GameStop Corp., a Fortune 500 and S&P 500 company, is the world's largest video game and entertainment software retailer. The company operates 6,549 retail stores in 17 countries worldwide. The company also operates e-commerce sites, including GameStop.com, and publishes Game Informer(R) magazine, a leading multi-platform video game publication. GameStop Corp. sells new and used video game software, hardware and accessories for video game systems from Sony, Nintendo, and Microsoft. In addition, the company sells PC entertainment software, related accessories and other merchandise. General information on GameStop Corp. can be obtained at the company's corporate website: http://www.gamestopcorp.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, the outlook for fiscal 2010, future financial and operating results, projected store openings, the company's plans, objectives, expectations and intentions, and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of GameStop's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. GameStop undertakes no obligation to publicly update or revise any forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the inability to obtain sufficient quantities of product to meet consumer demand, including console hardware; the timing of release of video game titles for next generation consoles; the risks associated with expanded international operations and the integration of acquisitions; the impact of increased competition and changing technology, including alternative methods of distribution, in the video game industry; and economic and other events that could reduce or impact consumer demand. Additional factors that could cause GameStop's results to differ materially from those described in the forward-looking statements can be found in GameStop's Annual Report on Form 10-K for the fiscal year ended January 30, 2010 filed with the SEC and available at the SEC's Internet site at http://www.sec.gov or http://investor.gamestop.com.

GameStop Corp.
Statements of Operations
(in thousands, except per share data)

	13 weeks	13 weeks
	ended	ended
	July 31, 2010	Aug 1, 2009

Sales	$1,799,093	$1,738,504
Cost of sales	1,282,267	1,243,098

Gross profit	516,826	495,406

Selling, general and administrative
expenses	404,964	384,773
Depreciation and amortization	42,235	39,677

Operating earnings	69,627	70,956

Interest expense, net	10,038	11,275

Earnings before income
tax expense	59,589	59,681

Income tax expense	19,761	20,996

Consolidated net income	39,828	38,685
Net loss attributable to noncontrolling interests	515	-
Consolidated net income attributable to GameStop	$40,343	$38,685

Net income per common share:
Basic[1]	$0.27	$0.23
Diluted[1]	$0.26	$0.23

Weighted average common shares
outstanding:
Basic	151,250	164,636
Diluted	154,154	167,857

Percentage of Sales:

Sales	100.0%	100.0%
Cost of sales	71.3%	71.5%

Gross profit	28.7%	28.5%

SG&A expenses	22.5%	22.1%
Depreciation and amortization	2.3%	2.3%

Operating earnings	3.9%	4.1%

Interest expense, net	0.6%	0.7%

Earnings before income
tax expense	3.3%	3.4%

Income tax expense	1.1%	1.2%
Consolidated net income	2.2%	2.2%

Net loss attributable to noncontrolling interests	0.0%	0.0%

Consolidated net income attributable to GameStop	2.2%	2.2%

1 Basic net income per share and diluted net income per share are calculated based on consolidated net income attributable to GameStop.

GameStop Corp.
Statements of Operations
(in thousands, except per share data)

	26 weeks	26 weeks
	ended	ended
	July 31, 2010	Aug 1, 2009

Sales	$3,881,790	$3,719,257
Cost of sales	2,794,183	2,681,738

Gross profit	1,087,607	1,037,519

Selling, general and administrative
expenses	808,800	760,605
Depreciation and amortization	84,748	77,504

Operating earnings	194,059	199,410

Interest expense, net	19,612	22,956
Debt extinguishment expense	-	2,862

Earnings before income
tax expense	174,447	173,592

Income tax expense	59,780	64,474

Consolidated net income	114,667	109,118
Net loss attributable to noncontrolling interests	848	-
Consolidated net income attributable to GameStop	$115,515	$109,118

Net income per common share:
Basic[1]	$0.76	$0.66
Diluted[1]	$0.74	$0.65

Weighted average common shares
outstanding:
Basic	152,408	164,555
Diluted	155,319	167,915

Percentage of Sales:

Sales	100.0%	100.0%
Cost of sales	72.0%	72.1%

Gross profit	28.0%	27.9%

SG&A expenses	20.8%	20.4%
Depreciation and amortization	2.2%	2.1%

Operating earnings	5.0%	5.4%

Interest expense, net	0.5%	0.6%
Debt extinguishment expense	0.0%	0.1%

Earnings before income
tax expense	4.5%	4.7%

Income tax expense	1.5%	1.8%
Consolidated net income	3.0%	2.9%

Net loss attributable to noncontrolling interests	0.0%	0.0%

Consolidated net income attributable to GameStop	3.0%	2.9%

1 Basic net income per share and diluted net income per share are calculated based on consolidated net income attributable to GameStop.

GameStop Corp.
Balance Sheets
(in thousands, except per share data)

	July 31,	Aug 1,
	2010	2009
ASSETS:
Current assets:
Cash and cash equivalents	$289,348	$197,856
Receivables, net	44,299	40,119
Merchandise inventories	1,129,495	1,099,325
Prepaid expenses and other current assets	103,333	84,898
Deferred taxes	19,324	22,137
Total current assets	1,585,799	1,444,335

Property and equipment:
Land	13,514	11,590
Buildings & leasehold improvements	535,841	504,595
Fixtures and equipment	747,068	675,168
	1,296,423	1,191,353
Less accumulated depreciation and amortization	721,089	612,197
Net property and equipment	575,334	579,156

Goodwill, net	1,924,210	1,948,178
Other noncurrent assets	277,616	310,467
Total assets	$4,362,959	$4,282,136

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$624,958	$615,364
Accrued liabilities	529,419	480,287
Total current liabilities	1,154,377	1,095,651

Other long-term liabilities	118,840	113,493
Senior notes payable, net of discount	447,798	495,807
Total liabilities	1,721,015	1,704,951

Stockholders' equity:
Preferred stock - authorized 5,000 shares; no shares
issued or outstanding	--	--
Class A common stock - $.001 par value; authorized 300,000 shares;
150,352 and 164,661 shares outstanding, respectively	150	165
Additional paid-in-capital	1,046,762	1,325,492
Accumulated other comprehensive income	82,767	121,920
Retained earnings	1,513,270	1,129,608
Equity attributable to GameStop Corp. stockholders	2,642,949	2,577,185
Equity attributable to noncontrolling interest	(1,005)	-
Total equity	2,641,944	2,577,185
Total liabilities and stockholders' equity	$4,362,959	$4,282,136

Schedule I
GameStop Corp.
Sales Mix

	13 Weeks Ended		13 Weeks Ended
	July 31, 2010		Aug 1, 2009
		Percent		Percent
	Sales	of Total	Sales	of Total
Sales (in millions):

New video game hardware	$314.3	17.5%	$301.3	17.3%
New video game software	663.2	36.9%	629.8	36.2%
Used video game products	565.5	31.4%	560.8	32.3%
Other	256.1	14.2%	246.6	14.2%

Total	$1,799.1	100.0%	$1,738.5	100.0%

Schedule II
GameStop Corp.
Gross Profit Mix

	13 Weeks Ended		13 Weeks Ended
	July 31, 2010		Aug 1, 2009
		Gross		Gross
	Gross	Profit	Gross	Profit
	Profit	Percent	Profit	Percent

Gross Profit (in millions):

New video game hardware	$25.9	8.2%	$21.6	7.2%
New video game software	141.7	21.4%	133.6	21.2%
Used video game products	260.0	46.0%	256.9	45.8%
Other	89.2	34.8%	83.3	33.8%

Total	$516.8	28.7%	$495.4	28.5%

CONTACT:
Media Contact:
Chris Olivera
Vice President,
Corporate Communications
GameStop Corp.
(817) 424-2130
or
Investor Contact:
Matt Hodges
Director,
Investor Relations
GameStop Corp.
(817) 424-2130